Exhibit 10.2

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of April 13, 2018 (the “Effective Date”) by and between ICE BOX, LLC, a Massachusetts limited liability company (“Landlord”) and PROTEOSTASIS THERAPEUTICS, INC., a Delaware corporation, with an address of 80 Guest Street, 5th Floor, Brighton, MA 02135  (“Tenant”).

R E C I T A L S

A.Landlord and Tenant entered into that certain Lease dated September 19, 2017, as affected by that certain Commencement Date Letter dated January 30, 2018 (the “Lease”) for approximately 29,836 rentable square feet consisting of the entire fifth (5th) floor of the Building (the “Premises”) in the building located at and commonly known as 80 Guest Street, Brighton, Massachusetts (the “Building”) for a term that expires on April 30, 2028.

B.Landlord and Tenant wish to amend the Lease to: (i) add pollution legal liability insurance coverage for the Premises; and (ii) amend certain other terms of the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.Recitals; Capitalized Terms.  All of the foregoing recitals are true and correct.  Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the meanings ascribed to them in Lease, and all references herein or in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this First Amendment.

2.Building MWRA Permit.  The Lease requires Tenant to obtain and maintain in full force and effect during the Term all necessary permits required by the Massachusetts Water Resources Authority (the “MWRA”) for Tenant’s discharge of Industrial Wastewater (as defined by applicable Laws) from the Premises to the sewer system serving the Building.  Notwithstanding the foregoing, the MWRA will only issue one permit for the ph Neutralization Tank and, as a result thereof, it has become necessary for Landlord to apply for, obtain and maintain a single discharge permit from the MWRA on behalf of the tenants using such ph Neutralization Tank (the “Lab Building MWRA Permit”).  Landlord has applied for, and agrees to obtain on or before thirty (30) days following the Effective Date, the Lab Building MWRA Permit.  Landlord shall operate the ph Neutralization Tank throughout the Term in compliance with the Lab Building MWRA Permit; provided, however, in no event shall Landlord be responsible for the improper use of the ph Neutralization Tank by Tenant or any third party users.  Any and all costs for Landlord to file for, obtain and keep in place the Lab Building MWRA Permit (including renewals) shall be included in the Laboratory Operating Expenses other than any fines, penalties, costs and/or expenses incurred by Landlord as a result solely due to Landlord's failure to comply with the Lab Building MWRA Permit, except to the extent such failure to comply is caused by Tenant or any third party user.  Tenant shall provide Landlord, within ten (10) days of such written request by Landlord, with such information with respect to the chemicals and other materials used and disposed of via the ph Neutralization Tank as is reasonably required by Landlord in connection with the operation of the ph Neutralization Tank under the Lab Building MWRA Permit.

Tenant shall, prior to the date Tenant commences occupancy of any portion of the Premises, install at least one (1) sampling port at the central drain connecting the Premises to the ph Neutralization Tank.  During the Term, Tenant shall inspect and sample the sampling ports in the Premises with reasonable frequency in accordance with best management practices and keep reasonably detailed logs of such inspections and sampling.  Upon Landlord’s request, Tenant shall permit Landlord to inspect and make copies of such logs and, if Landlord reasonably determines necessary, to perform Landlord’s own inspection and samplings of the sampling ports in the Premises.

3.Tenant’s Indemnity for ph Neutralization Tank.  Except to the extent arising from the negligence or willful misconduct of Landlord or Landlord Parties, or their respective agents or employees, Tenant shall defend with counsel first reasonably approved by Landlord, save harmless, and indemnify Landlord and Landlord Parties from and against all claims losses, cost, damages, any liability or expense of whatever nature arising from injury, loss, accident or damage to any person or property, to the extent arising from or claimed to have arisen from Tenant’s use of a ph Neutralization Tank in the Premises until the expiration of the Term of the Lease and thereafter so long as Tenant is in occupancy of any part of the Premises.  This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, claims and liability to the Massachusetts Water Resources Authority, and reasonable attorneys’ fees and costs at both the trial and appellate levels.  The provisions of this Section 3 shall survive the expiration or earlier termination of the Lease for the statute of limitations period applicable to the claim giving rise to Tenant’s obligation to indemnify the Landlord Parties.

4.Landlord’s Pollution Legal Liability Insurance.  In addition to Landlord’s Insurance requirements in Section 10.4 of the Lease, Landlord shall also maintain Pollution Legal Liability coverage with the equivalent of limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate, and for a period of two (2) years thereafter.  Such coverage shall include:  (i) bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; (ii) property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and (iii) defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages.  Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water.  Such coverage shall be maintained with an insurance company selected by Landlord, and payment for losses thereunder shall be made solely to Landlord subject to the rights of any superior mortgagee from time to time.  The cost of such coverage shall be a part of the Laboratory Operating Expenses.

5.Brokerage.  Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this First Amendment and no broker, agent or finder is owed a commission in connection with this First Amendment.  Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions relating to this First Amendment asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt.  Landlord shall indemnify and hold Tenant harmless from and against any claim or claims for brokerage or other commissions relating to this First Amendment asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt.

6.Landlord's Indemnity.  In order to correct a scrivners error in the language contained therein, Section10.1(b) of the Lease is hereby deleted in its entirety and replaced with the following:

“(b)Subject to the waiver of subrogation in Sections 10.5 and 15.3, except to the extent arising from the negligence or willful misconduct of Tenant or anyone claiming by, through or under Tenant (the “Tenant Parties”), Landlord shall defend with counsel first reasonably approved by Tenant, save harmless, and indemnify the Tenant Parties from and against all claims of any third party arising from any accident, injury or damage whatsoever to any person, or to the property of any person, where such accident, damage or injury results or is claimed to have resulted from (i) the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, or (ii) if Landlord exercises its recapture rights pursuant to Section 6.5 of this Lease, any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in the recaptured portion of the Premises after Tenant’s delivery of possession to Landlord, together with reasonable attorneys’ fees incurred in connection with each such claim or action brought thereon; provided, however, in no event shall this indemnity apply to the extent any such claim arises from the negligence or willful misconduct of Tenant or any of the Tenant Parties.  This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.  The provisions of this Section 10.1(b) shall survive the expiration or earlier termination of this Lease.”

7.Ratification.  Except as expressly modified by this First Amendment, the Lease shall remain in full force and effect, and as further modified by this First Amendment, is expressly ratified and confirmed by the parties hereto.  This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the lease regarding assignment and subletting.

8.Governing Law; Interpretation and Partial Invalidity.  This First Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any term of this First Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this First Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this First Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and not to be considered in construing this First Amendment.  This First Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.  No delay or omission on the part of either party to this First Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

9.Counterparts and Authority.  This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Landlord and Tenant each warrant to the other that the person or persons executing this First Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this First Amendment.

[Signatures commence on following page]

IN WITNESS WHEREOF, the undersigned executed this First Amendment as of the date and year first written above.

LANDLORD:

ICE BOX, LLC, a Massachusetts limited liability company

By: Ice Box Manager, LLC, a Massachusetts limited liability company, its Manager
By:	/s/James Halliday
Name: James Halliday
Title: VP

TENANT:

PROTEOSTASIS THERAPEUTICS, INC., a Delaware corporation
By:	/s/Meenu Chhabra
Name: Meenu Chhabra
Title: President and CEO